DEAN HELLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Articles of Incorporation

(PURSUANT TO NRS 78)

ABOVE SPACE IS FOR OFFICE USE ONLY

1. ***Name of Corporation:***	Turnaround Partners, Inc.
2. ***Resident Agent Name and Street Address:*** (must be a Nevada address where process may be served)	CorpDirect Agents, Inc. Name 318 North Carson Street, Suite 213 — Carson City — Nevada 89701 Street Address — City — Zip Code Optional Mailing Address — City — State — Zip Code
3. ***Shares:*** (number of shares corporation authorized to issue)	2,000,000 Preferred at par value of $.01 (Please see attached.) Number of shares with par value: 5,000,000,000 Common — Par value: $ .001 — Number of shares without par value: 0
4. ***Names & Addresses of Board of Directors/Trustees:*** (attach additional page if there is more than 3 directors/trustees)	1. Timothy J. Connolly Name 109 North Post Oak Lane, Suite 422 — Houston — TX 77024 Street Address — City — State — Zip Code 2. Fred S. Zeidman Name 109 North Post Oak Lane, Suite 422 — Houston — TX 77024 Street Address — City — State — Zip Code 3. Name Street Address — City — State — Zip Code
5. ***Purpose:*** (optional-see instructions)	The purpose of this Corporation shall be:
6. ***Names, Address and Signature of Incorporator.*** (attach additional page if there is more than 1 incorporator)	Matthew Ogurick — Signature Name 201 South Biscayne Blvd., 20th Floor — Miami — FL 33131 Address — City — State — Zip Code
7. ***Certificate of Acceptance of Appointment of Resident Agent:***	I hereby accept appointment as Resident Agent for the above named corporation. Authorized Signature of R. A. or On Behalf of R. A. Company — Date

This form must be accompanied by appropriate fees.

3. Shares:

Capital Stock. This Corporation is authorized to issue two (2) classes of shares designated respectively "Common Stock" and "Preferred Stock" and referred to herein as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The total number of shares of Common Stock this Corporation is authorized to issue is Five Billion (5,000,000,000) and each such share shall have a par value of $0.001, and the total number of shares of Preferred Stock this Corporation is authorized to issue is Two Million (2,000,000) and each such share shall have a par value of $0.01. The Preferred Shares may be issued from time to time in one (1) or more series. The board of directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The board of directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series."